EXHIBIT 21

ECHOSTAR CORPORATION AND SUBSIDIARIES

LIST OF SUBSIDIARIES

As of December 31, 2020

Legal Entity	State or Country of Incorporation
Hughes Satellite Systems Corporation	Colorado
Hughes Communications, Inc.	Delaware
Hughes Network Systems, LLC	Delaware
Hughes Network Systems Canada ULC	Canada
Hughes Network Systems GmbH	Germany
EchoStar Corporation	Nevada
EchoStar XXIV L.L.C.	Colorado
EchoStar Orbital L.L.C.	Colorado
EchoStar Technologies International Corporation	Colorado
EchoStar UK Holdings Ltd	United Kingdom
Sawatch Limited	United Kingdom
EchoStar Mobile Limited	Ireland